Exhibit 5.3

[TEREX CORPORATION LETTERHEAD]

November 6, 2007

Terex Corporation

200 Nyala Farm Road

Westport, CT 06880

Ladies & Gentlemen:

I am General Counsel to Terex Corporation, a Delaware corporation (“Terex” or the “Company”), and have acted as such in connection with the preparation of Post Effective Amendment No. 1 (the “Amendment”) to Registration Statement No. 333-144796 (the “Registration Statement”) filed by Terex Corporation (the “Company”) and other registrants named therein, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the purpose of (i) registering guarantees of senior debt securities and subordinated debt securities by certain direct and indirect subsidiaries of the Company (each such guarantee, a “Guarantee” and collectively, the “Guarantees”) and (ii) adding, among others, each of the entities listed on Schedule I hereto (each a “Guarantor” and collectively, the “Guarantors”).

The Guarantees may be issued pursuant to a senior debt indenture, dated July 20, 2007, by and between the Company and HSBC Bank USA, National Association, as trustee (the "Trustee") (as may be amended or supplemented from time to time, the "Senior Indenture") attached as Exhibit 4.1 to the Registration Statement, or a subordinated debt indenture, dated July 20, 2007, by and between the Company and the Trustee (as may be amended or supplemented from time to time, the "Subordinated Indenture," and, together with the Senior Indenture, each an "Indenture" and collectively, the "Indentures"), attached as Exhibit 4.2 to the Registration Statement.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural

Terex Corporation	November 6, 2007

persons executing the Indentures, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties in the Indentures, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Indentures with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed below, I have assumed that the parties to the Indentures other than the Company and the Guarantors have the power and authority to enter into and perform such Indentures and to consummate the transactions contemplated thereby, that the Indentures have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of such parties enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Indentures and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that when (i) the terms of the issuance and sale of a Guarantee by a Guarantor has been established in conformity with the applicable supplement to the Indenture and duly approved by the Board of Directors of such Guarantor in conformity with its Certificate of Incorporation and the Bylaws or other similar organizational documents and all other necessary corporate action on the part of the Company and such Guarantor has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company or such Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or such Guarantor, (ii) the applicable Indenture has been duly authorized, executed and delivered by the Company and the Trustee, and (iii) each Guarantee has been duly authenticated by the Trustee and duly executed and delivered on behalf of the Guarantor against payment thereof in accordance with the terms of the applicable Indenture, in accordance with the terms of the agreement under which they are sold and in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement, such Guarantee will constitute valid and binding obligations of such Guarantor.

I express no opinion as to the validity, binding effect or enforceability of any provision of the Indentures:

(i)        relating to indemnification, contribution or exculpation (I) in connection with violations of any applicable laws, statutory duties or public policy, or (II) in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (III) under circumstances involving the negligence of the indemnified or exculpated party or the party receiving

Terex Corporation	November 6, 2007

contribution in which a court might determine the provision to be unfair or insufficiently explicit;

(ii)       containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii)      related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(iv)      specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v)       purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi)      which may be construed to be in the nature of a penalty.

I express no opinion as to the enforceability of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Indentures relating to waiver of stay, extension or usury laws.

I express no opinion as to the validity or binding effect of any provision of any agreement purporting to give any person or entity the power to accelerate obligations

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without any notice to the obligor.

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors' rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

I am admitted to practice law in the State of New York. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my name under the captions "Legal Matters" in the Prospectus and "Legal Matters" in any Prospectus Supplement. In giving these consents, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Eric I Cohen

Eric I Cohen

General Counsel

Terex Corporation	November 6, 2007

SCHEDULE I

Amida Industries, Inc.
Cedarapids, Inc.
CMI Terex Corporation
Finlay Hydrascreen USA, Inc.
Genie Financial Services, Inc.
Genie Holdings, Inc.
Genie Industries, Inc.
Genie International, Inc.
Genie Manufacturing, Inc.
GFS National, Inc.
Powerscreen USA LLC
Royer Industries, Inc.
Schaeff Incorporated
Spinnaker Insurance Company
Terex Cranes Wilmington, Inc.
Terex Utilities, Inc.
Terex-RO Corporation